Exhibit 21

List of Subsidiaries

Rollins Inc.
Orkin, LLC	Delaware
Orkin Systems, Inc	Delaware
Orkin S.A de C.V.	Mexico
Orkin Services of California, Inc.	Delaware
Orkin – IFC Properties, LLC	Delaware
Orkin International, Inc.	Delaware
PCO Holdings, Inc.	Delaware	50.0%
Orkin Expansion, Inc.	Delaware
PCO Holdings, Inc.	Delaware	50.0%
Western Industries North, LLC	Delaware
Western Industries South, LLC	Delaware
Crane Acquisition, Inc.	Delaware
Rollins Continental, Inc.	New York
Rollins – Western Real Estate Holding LLC	Delaware
HomeTeam Pest Defense, Inc.	Delaware
The Industrial Fumigant Company, LLC	Illinois
IFC services of California, Inc.	Delaware
International Food Consultants, LLC	Texas	40.0%
TruTech, LLC	Delaware
Waltham Services, LLC	Georgia

PCO Holdings, Inc.	Delaware
PCO Acquisitions, Inc.	Delaware
Rollins, International S.A R.L.	Luxemburg
615345 N.B., Inc.	New Brunswick
PCO America LP	Delaware	0.01%
Orkin Canada Limited Partnership	Ontario	1.0%
3094488 Nova Scotia Company	Nova Scotia
PCO America LP	Delaware	99.99%
Orkin Canada Limited Partnership	Ontario	99.0%
Kinro Investments, Inc.	Delaware	75.0%

PCO America LP	Delaware
Kinro Investments, Inc.	Delaware	25.0%

Orkin Canada Limited Partnership	Ontario
PCO Services Corporation	Nova Scotia
PCO Real Estate Holdings	Ontario